Exhibit 99.1

NEWS RELEASE

ICF International Reports Second Quarter 2011 Results

•	Total Revenue Increased 7 Percent

•	Operating Income Up 23 Percent

•	Net Income Increased 25 Percent; Diluted EPS of $0.45

•	Contract Awards Increased 29 Percent to $209 Million

FAIRFAX, Va. (August 1, 2011) - ICF International, Inc. (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, reported results for the second quarter ended June 30, 2011.

Second Quarter and First Half 2011 Results and Highlights

For the second quarter, total revenue reached $213.4 million, a 6.9 percent increase over the $199.6 million reported in the 2010 second quarter. Net income was $9.0 million, or $0.45 per diluted share, representing a 24.5 percent increase over net income of $7.2 million, or $0.37 per diluted share, earned in the comparable 2010 period. Operating income increased 22.5 percent to $15.5 million from the $12.7 million reported in last year’s second quarter.

“ICF’s strong second quarter 2011 performance demonstrates the advantages of our diversified business mix. Domestic commercial business revenues increased 52.3 percent year-over-year, led by significant growth in energy efficiency work and infrastructure project management, as well as a pickup in energy-related transaction activity,” said Sudhakar Kesavan, chairman and chief executive officer. “We continue to achieve significant growth in profitability driven by the strength of our commercial business and success in managing costs.”

“First half 2011 revenue growth was 9.1 percent, operating income increased 27.1 percent, and net income was up 32.2 percent, indicative of ICF’s significant operating leverage,” Mr. Kesavan noted.

“We are particularly pleased with the growth and strategic importance of second quarter contract awards, which included our first task order win under the $4 billion Centers for Disease Control and Prevention ID/IQ that ICF was awarded in 2010. Gaining larger implementation contracts is an integral part of our growth strategy.”

Backlog and New Business Awards

Backlog was $1.3 billion at the end of the 2011 second quarter. Funded backlog was $579 million, or 43 percent of the total.

The total value of contracts awarded in the second quarter of 2011 was $209 million compared to $162 million in 2010, an increase of 29 percent.

Key contracts won in the second quarter included:

•

Energy: A new contract valued at more than $40 million with the U.S. Department of Energy’s Office of Electricity Delivery and Energy Reliability. ICF will provide technical, IT, and management support to assist the office’s mission to modernize the electric grid and enhance the security and reliability of the U.S. energy infrastructure.

•

Health Information Technology: A new $25.9 million task order under the contract supporting the Centers for Disease Control and Prevention (CDC) Information Management Services (CIMS), which was announced in October 2010. Under this task order, ICF International will support the Division of HIV/AIDS Prevention in its efforts to reduce HIV transmission, identify those living with HIV, and link them with appropriate care.

•

Information Technology Management: A new $27.5 million contract with the Office of the Chief Information Officer (CIO) at the National Institutes of Health (NIH). Under the contract, ICF will support the strategic direction and management responsibilities of the NIH CIO with IT market research, executive program and communications services, and other technical support services.

•

Public Health: A $16.3 million re-compete contract from the U.S. Department of Health and Human Services (HHS), Office of the Assistant Secretary for Health, Office of the Surgeon General, Office of the Civilian Volunteer Medical Reserve Corps. ICF will provide the office with communications, outreach, deployment operations, regional coordination, and IT services to help engage public health volunteers.

•

Energy Efficiency: Two new contracts totaling $13.6 million to support a major U.S. utility. ICF’s responsibilities under the two contracts include commercial and residential energy efficiency, demand side management, whole house retrofit programs, and contractor recruitment, training, and program support.

•

Commercial Sector: In addition to the energy efficiency projects already noted, ICF was awarded more than 300 additional domestic and international commercial projects in the areas of energy efficiency, environmental management, fuels, renewable and grid strategy, asset valuation, and aviation.

Summary and Outlook

“ICF continues to gain share in its key markets, and we believe that our recent awards will ensure continued future growth in our federal business. We also expect our commercial business to continue to show double-digit revenue growth and drive significant growth in profitability,” Mr. Kesavan said.

“Based on first-half performance, funded backlog levels, and our existing portfolio of business, we are narrowing our full year 2011 revenue guidance and increasing our guidance for earnings per diluted share (EPS). Revenues for the year are expected to be within the range of $835 million to $850 million, which represents 10.2 percent year-over-year growth at the midpoint, and fully diluted earnings per share are expected to range from $1.69 to $1.77, equivalent to 25.4 percent growth at the midpoint. EPS estimates are based upon approximately 19.9 million weighted average shares outstanding and an effective tax rate of 40.0 percent,” noted Mr. Kesavan.

“For the third quarter of 2011, the Company expects revenues to range from $214 million to $220 million and earnings per diluted share to range from $0.43 to $0.47, based on approximately 20.0 million weighted average shares outstanding and an effective tax rate of 40.0 percent,” Mr. Kesavan concluded.

About ICF International

ICF International (NASDAQ:ICFI) partners with government and commercial clients to deliver professional services and technology solutions in the energy, environment and transportation; health, education, and social programs; and homeland security and defense markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program lifecycle, from research and analysis through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 3,700 employees serve these clients worldwide. ICF’s website is www.icfi.com.

Caution Concerning Forward-Looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

SOURCE: ICF International

Contacts:

Douglas Beck, ICF International, 1.703.934.3820

Lynn Morgen / Betsy Brod, MBS Value Partners, 1.212.750.5800

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share amounts)

	June 30, 2011	December 31, 2010
	(unaudited)
Current Assets:
Cash	$2,677	$3,301
Contract receivables, net	184,409	176,963
Prepaid expenses and other	9,395	6,995
Income tax receivable	2,761	1,628
Deferred income taxes	4,564	4,973

Total current assets	203,806	193,860

Total property and equipment, net	17,247	18,887
Other assets:
Goodwill	325,835	323,467
Other intangible assets, net	22,685	26,148
Restricted cash	1,735	3,179
Other assets	7,520	7,278

Total Assets	$578,828	$572,819

Current Liabilities:
Accounts payable	$33,255	$29,866
Accrued salaries and benefits	42,911	40,750
Accrued expenses	24,772	25,522
Deferred revenue	20,596	20,034

Total current liabilities	121,534	116,172

Long-term liabilities:
Long-term debt	63,414	85,000
Deferred rent	6,312	5,142
Deferred income taxes	9,560	10,068
Other	5,250	3,704

Total Liabilities	206,070	220,086
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized; 19,854,975 and 19,618,659 shares issued; and 19,758,966 and 19,567,571 shares outstanding as of June 30, 2011, and December 31, 2010, respectively	20	20
Additional paid-in capital	225,058	220,891
Retained earnings	150,326	133,637
Treasury stock	(2,322)	(1,291)
Accumulated other comprehensive loss	(324)	(524)

Total Stockholders’ Equity	372,758	352,733

Total Liabilities and Stockholders’ Equity	$578,828	$572,819

ICF International, Inc. and Subsidiaries

Consolidated Statements of Earnings (Unaudited)

(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Gross Revenue	$213,395	$199,647	$408,137	$374,085
Direct Costs	133,522	125,131	251,743	232,690
Operating costs and expenses:
Indirect and selling expenses	59,270	56,130	117,196	107,160
Depreciation and amortization	2,778	2,643	5,539	5,311
Amortization of intangible assets	2,321	3,082	4,736	6,163

Total operating costs and expenses	64,369	61,855	127,471	118,634

Operating income	15,504	12,661	28,923	22,761
Interest expense	(564)	(917)	(1,193)	(1,880)
Other income	2	79	89	98

Income before income taxes	14,942	11,823	27,819	20,979
Provision for income taxes	5,979	4,622	11,130	8,358

Net income	$8,963	$7,201	$16,689	$12,621

Earnings per Share:
Basic	$0.46	$0.37	$0.85	$0.65

Diluted	$0.45	$0.37	$0.84	$0.65

Weighted-average Shares:
Basic	19,688	19,351	19,634	19,317

Diluted	19,847	19,568	19,849	19,537

Reconciliation of EBITDA
Operating Income	15,504	12,661	28,923	22,761
Depreciation and amortization	5,099	5,725	10,275	11,474

EBITDA	20,603	18,386	39,198	34,235

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Six months ended June 30,
	2011	2010
Cash flows from operating activities
Net income	$16,689	$12,621
Deferred income taxes	(157)	(2,220)
(Gain) loss on disposal of fixed assets	(58)	19
Non-cash equity compensation	2,972	3,888
Depreciation and amortization	10,275	11,474
Deferred rent	1,251	381
Changes in operating assets and liabilities, net of the effect of acquisitions:
Contract receivables, net	(5,778)	9,579
Prepaid expenses and other assets	(2,987)	(2,114)
Accounts payable	2,878	(3,822)
Accrued salaries and benefits	1,850	2,213
Accrued expenses	37	887
Deferred revenue	561	(5,301)
Income tax receivable and payable	(1,140)	5,235
Restricted cash	1,444	(1,027)
Other liabilities	1,545	(646)

Net cash provided by operating activities	29,382	31,167

Cash flows from investing activities
Capital expenditures	(4,234)	(3,077)
Capitalized software development costs	(28)	(201)
Payments for business acquisitions, net of cash received	(4,523)	—

Net cash used in investing activities	(8,785)	(3,278)

Cash flows from financing activities
Advances from working capital facilities	81,841	13,051
Payments on working capital facilities	(103,427)	(38,051)
Debt issue costs	—	(21)
Proceeds from exercise of options	219	489
Tax benefits of stock option exercises and award vesting	911	606
Net payments for stockholder issuances and buybacks	(965)	(572)

Net cash used in financing activities	(21,421)	(24,498)
Effect of exchange rate on cash	200	(406)

Increase (decrease) in cash	(624)	2,985
Cash, beginning of period	3,301	2,353

Cash, end of period	$2,677	$5,338

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$1,185	$2,379

Income taxes	$11,760	$4,682

ICF International, Inc. and Subsidiaries

Supplemental Schedule

Revenue by market

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Energy, environment, and transportation	43%	39%	42%	39%
Health, education, and social programs	43%	46%	44%	46%
Homeland security and defense	14%	15%	14%	15%

Total	100%	100%	100%	100%

Revenue by client

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
U.S. federal government	66%	70%	67%	71%
U.S. state and local government	10%	11%	10%	11%
Domestic commercial	20%	14%	19%	14%
International	4%	5%	4%	4%

Total	100%	100%	100%	100%

Revenue by contract

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Time-and-materials	49%	49%	50%	49%
Fixed-price	27%	29%	27%	28%
Cost-based	24%	22%	23%	23%

Total	100%	100%	100%	100%